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                                                          EXHIBIT 15


September 25, 1996




The Shareholders and Board of Directors
American Express Company


We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1989 Long-Term Incentive Plan of American Express Company for the registration of 23,700,000 shares of its common stock of our reports dated May 13, 1996 and August 14, 1996 relating to the unaudited consolidated interim financial statements of American Express Company which are included in its Forms 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1993 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/  Ernst & Young LLP


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